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SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Rule 14a-12.
QUANTA SERVICES, INC.
(Name of Registrant as Specified In Its Charter)
AQUILA, INC. (formerly, UtiliCorp United Inc.)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Explanatory Note

        Aquila, Inc. (formerly known as UtiliCorp United Inc.), a Delaware corporation ("Aquila"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission (the "SEC") on March 25, 2002 with respect to the solicitation of proxies for electing nominees to the board of directors of Quanta Services, Inc. ("Quanta") at the 2002 annual meeting of stockholders of Quanta (the "Quanta Annual Meeting").

[AQUILA LOGO]	News Release
FOR IMMEDIATE RELEASE
Media Contacts: Judith Wilkinson / Eden Abrahams Joele Frank, Wilkinson Brimmer Katcher - (212) 355-4449	Investor Contact: Ellen Fairchild Aquila - (816) 527-1409

HEARING FOR PRELIMINARY INJUNCTION AGAINST QUANTA'S SECT
SET FOR MAY 7, 2002

        KANSAS CITY, MO, March 25, 2002 — Aquila, Inc. (NYSE: ILA; formerly UtiliCorp United Inc.) announced today that, in response to Aquila's motion for an expedited hearing on its complaint seeking to prevent the implementation and operation of Quanta Services, Inc.'s (NYSE: PWR) recently-adopted Stock Employee Compensation Trust (SECT), the Delaware Chancery Court has agreed to hear Aquila's motion for a preliminary injunction against the SECT on Tuesday, May 7, 2002. If Aquila is successful in obtaining this preliminary injunction, then the eight million shares of Quanta common stock issued to the SECT will not be eligible to be voted at the 2002 Annual Meeting.

        As previously announced, Aquila filed a lawsuit on March 21, 2002 against Quanta and certain Quanta directors. The lawsuit charges that Quanta's special board committee violated its fiduciary duties to stockholders when it adopted the SECT and that the SECT violates Delaware corporation law by purporting to give voting rights to shares of Quanta stock which are not really outstanding.

        Aquila plans to file a proxy statement with the Securities and Exchange Commission relating to Aquila's solicitation of proxies from Quanta stockholders with respect to the Quanta Services, Inc. 2002 annual meeting of stockholders. AQUILA ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Aquila's proxy statement and other relevant documents will be available free at www.sec.gov. You may also obtain a free copy of Aquila's proxy statement, when it becomes available, by writing to Investor Relations at Aquila, Inc., 20 West Ninth Street, Kansas City, Missouri 64105 or by contacting Morrow & Co., Inc. toll free, at 1-800-607-0088. DETAILED INFORMATION REGARDING THE NAMES, AFFILIATION AND INTERESTS OF INDIVIDUALS WHO MAY BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES OF QUANTA'S STOCKHOLDERS IS AVAILABLE IN THE SOLICITING MATERIALS ON SCHEDULE 14A FILED BY AQUILA WITH THE SEC ON MARCH 12, 2002.

About Aquila

        Based in Kansas City, Missouri, Aquila (formerly UtiliCorp United) is an international energy and risk management company. It is one of the largest wholesalers of electricity and natural gas in North America, provides wholesale energy services in the United Kingdom and has a presence in Germany and Scandinavia. It also operates electricity and natural gas distribution networks in seven states and in Canada, New Zealand and Australia. At December 31, 2001, Aquila had total assets of $11.9 billion and 12-month sales of $40.4 billion. More information is available at www.aquila.com.

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IMPORTANT INFORMATION

        Aquila plans to file a proxy statement with the SEC relating to Aquila's solicitation of proxies from the stockholders of Quanta with respect to the election of directors at the Quanta Annual Meeting. AQUILA ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Aquila's proxy statement and other relevant documents will be available for free at www.sec.gov. You may also obtain a free copy of Aquila's proxy statement, when it becomes available, by writing to Aquila, Inc. at 20 West Ninth Street, Kansas City, Missouri 64105 or by contacting Morrow and Co., Inc. toll free at 1-800-607-0088.

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Explanatory Note
HEARING FOR PRELIMINARY INJUNCTION AGAINST QUANTA'S SECT SET FOR MAY 7, 2002
IMPORTANT INFORMATION